Exhibit 99.1

CSB BANCORP, INC. REPORTS FOURTH QUARTER AND FULL YEAR EARNINGS

Fourth Quarter and Full Year Highlights

	Quarter Ended	Full Year Ended
	December 31, 2011	December 31, 2011
Diluted earnings per share	$.30	$1.35
Net Income	$820,000	$3,687,000
Return on average common equity	6.58%	7.57%
Return on average assets	0.61%	0.78%

Millersburg, Ohio – January 31, 2012 – CSB Bancorp, Inc. (OTCBB: CSBB.ob) today announced fourth quarter 2011 net income of $820 thousand or $.30 per basic and diluted share, as compared to $956 thousand or $.35 per basic and diluted share for the same period in 2010.

Annualized returns on average common equity (“ROE”) and average assets (“ROA”) for the quarter were 6.58% and 0.61%, respectively, compared with 7.95% and 0.83% for the fourth quarter of 2010.

For the full year of 2011, the Company reported net income of $3.7 million or $1.35 per basic and diluted share, as compared to $3.5 million or $1.28 per basic and diluted share in 2010. Full year ROE and ROA were 7.57% and 0.78%, respectively, compared to 7.43% and 0.78% in 2010.

Eddie Steiner, President and CEO commented, “During fourth quarter, the Company acquired two branches located in Wooster, Ohio. The transaction added six thousand new customer relationships, $74 million in deposits, $9 million in loans, and involved $3.7 million in purchase premium. Related acquisition expenses were recognized as incurred, including system conversion and operations integration charges totaling $337 thousand. We anticipate the Wooster branch presence will assist our continued growth in that market.”

Revenue totaled $5.2 million for the fourth quarter of 2011, a 7% increase from the prior-year fourth quarter. Full year revenue of $20.1 million reflects a $1 million, or 5%, increase as compared to full year 2010.

Non-interest expense amounted to $3.7 million during the quarter, an increase of $585 thousand or 18% from fourth quarter 2010. For the full year ended December 31, 2011, including the nonrecurring expenses related to purchase and assumption of Wooster, Ohio branch operations, non-interest expense increased $1.1 million or 8% versus 2010.

The Company’s fourth quarter efficiency ratio amounted to 71.5% as compared to 64.8% for the same quarter in the prior year. Excluding the aforementioned nonrecurring expenses, the fourth quarter efficiency ratio equated to 69.5%. The full year 2011 efficiency ratio of 68.1%, including the nonrecurring acquisition and conversion expenses, compares to 66.0% for the full prior year.

Federal income tax provision was $324 thousand for fourth quarter 2011, compared to $440 thousand for the same quarter in 2010. Full year income tax of $1.6 million for 2011 was 2% higher than prior year and reflects an effective tax rate of 30.3% for current year versus 31.0% in 2010.

Average total assets during the quarter amounted to $530 million, an increase of $75 million or 17% above the same quarter of the prior year. Average loan balances of $320 million were $5 million or 1% above prior year fourth quarter, while average securities balances of $116 million increased $40 million or 53% as compared to fourth quarter 2010.

Total assets amounted to $551 million on December 31, 2011, up $94 million or 21% from December 31, 2010. Net loans increased to $320 million, up $8 million or 3% from the prior year-end, while securities balances of $128 million were $48 million or 59% higher than year ago balances.

Average commercial loan balances for the quarter, including commercial real estate, increased $12 million or 6% above year ago levels. Average residential mortgage balances declined by $11 million or 15% during the year. The decline of in-house mortgage balances was primarily due to customers continuing to select secondary market mortgage products because of the historic low interest rates prevailing in those fixed rate products. Average home equity balances increased $3 million or 10%, and average consumer credit balances increased $80 thousand or 1% versus the same quarter of the prior year.

Net charge-offs for the quarter and the full year were $275 thousand and $900 thousand, respectively. Net charge-offs equated to 0.28% of average loans during 2011 as compared to 0.40% during 2010.

Nonperforming assets totaled $3.5 million or 1.08% of total loans plus other real estate at December 31, 2011, compared to $4.6 million or 1.47% at the prior year-end. Delinquent loan balances as of year-end 2011 amounted to 2.04% of total loans as compared to 2.55% at the end of 2010.

The Company funded $240 thousand in loan loss provision during the fourth quarter and the allowance for loan losses amounted to 1.26% of total loans on December 31, 2011. The ratio of the allowance for loan losses to nonperforming loans stood at 117% at the end of 2011.

Commenting on the Company’s credit quality, Steiner noted, “Our level of nonperforming assets remains somewhat elevated, but each quarter of 2011 reflected improvement as compared to the prior year quarter. Early stage delinquencies within the loan portfolio at the end of 2011 are also lower than prior year levels.”

Average deposit balances grew by $72 million, or 20%, during the fourth quarter, attributable almost entirely to the Wooster market transaction. Total average deposits of $422 million for the quarter were 22% above the prior year’s fourth quarter average.

Deposit balances totaled $444 million at year-end, an increase of $90 million or 25% from the prior year-end. Within the deposit category, average non interest-bearing account balances for the fourth quarter increased by $16 million, or 23% above the same period in the prior year. Average interest-bearing checking, money market and traditional savings balances increased $42 million or 33% from year ago levels, while average time deposit balances grew by $18 million or 12% during the year. In addition to the changes in average deposit balances, the average balance of securities sold under repurchase agreement during the fourth quarter grew by $4 million or 13% above the average for the same period in the prior year. Repurchase agreements, while considered short-term borrowings, are primarily tied to overnight customer sweep accounts.

Shareholders’ equity totaled $49.4 million on December 31, 2011 with 2.7 million common shares outstanding. The tangible equity to assets ratio amounted to 8.0% on December 31, 2011, as compared to 9.9% on December 31, 2010. The Company declared a common dividend of $.18 per share during the quarter. Based on the December 31, 2011 closing stock price of $16.75 per share, the Company’s annual dividend yield approximates 4.3%.

About CSB Bancorp, Inc.

CSB is a financial holding company headquartered in Millersburg, Ohio, with approximate assets of $551 million as of December 31, 2011. CSB provides a complete range of banking and other financial services to consumers and businesses through its wholly owned subsidiary, The Commercial and Savings Bank, with sixteen banking centers in Holmes, Wayne, Tuscarawas and Stark counties and Trust offices located in Millersburg and Wooster, Ohio.

Forward-Looking Statement

This release contains forward-looking statements relating to present or future trends or factors affecting the banking industry, and specifically the financial condition and results of operations, including without limitation, statements relating to the earnings outlook of the Company, as well as its operations, markets and products. Actual results could differ materially from those indicated. Among the important factors that could cause results to differ materially are interest rate changes, softening in the economy, which could materially impact credit quality trends and the ability to generate loans, changes in the mix of the Company’s business, competitive pressures, changes in accounting, tax or regulatory practices or requirements and those risk factors detailed in the Company’s periodic reports and registration statements filed with the Securities and Exchange Commission. The Company undertakes no obligation to release revisions to these forward-looking statements or reflect events or circumstances after the date of this release.

Contact Information:

Paula J. Meiler, SVP & CFO

330-763-2873

paula.meiler@csb1.com

CSB BANCORP, INC.

CONSOLIDATED FINANCIAL HIGHLIGHTS

(Unaudited)

(Dollars in thousands except per share data)

	Quarters
	2011	2011	2011	2011	2010	2011	2010
EARNINGS	4th Qtr	3rd Qtr	2nd Qtr	1st Qtr	4th Qtr	12 months	12 months
Net interest income FTE (a)	$4,280	$4,163	$4,158	$3,995	$3,959	$16,596	$15,796
Provision for loan losses	240	240	190	280	239	950	1,235
Other income	920	1,045	784	759	898	3,508	3,275
Other expenses	3,748	3,460	3,283	3,118	3,163	13,609	12,546
FTE adjustment (a)	67	66	62	61	60	256	226
Net income	820	999	972	896	956	3,687	3,496
Diluted earnings per share	0.30	0.37	0.35	0.33	0.35	1.35	1.28

PERFORMANCE RATIOS
Return on average assets (ROA)	0.61%	0.87%	0.87%	0.80%	0.83%	0.78%	0.78%
Return on average common equity (ROE)	6.58%	8.04%	8.06%	7.67%	7.95%	7.57%	7.43%
Net interest margin FTE (a)	3.38%	3.83%	3.93%	3.78%	3.64%	3.71%	3.73%
Efficiency ratio	71.47%	69.60%	66.13%	65.29%	64.80%	68.11%	65.96%
Number of full-time equivalent employees	154	144	143	142	140

MARKET DATA
Book value/common share	$18.07	$17.99	$17.75	$17.35	$17.24
Period-end common share mkt value	16.75	15.00	15.50	15.20	15.57
Market as a % of book	92.70%	83.38%	87.32%	87.61%	90.31%
Price-to-earnings ratio	12.41	10.71	11.48	11.34	12.16
Cash dividends/common share	$0.18	$0.18	$0.18	$0.18	$0.18	$0.72	$0.72
Common stock dividend payout ratio	60.00%	48.65%	51.43%	54.55%	51.43%
Average basic common shares	2,734,799	2,734,799	2,734,799	2,734,799	2,734,799	2,734,799	2,734,799
Average diluted common shares	2,735,229	2,734,799	2,734,831	2,734,812	2,734,836	2,734,838	2,734,799
Period end common shares outstanding	2,734,799	2,734,799	2,734,799	2,734,799	2,734,799
Common shares repurchased	0	0	0	0	0	0	0
Common stock market capitalization	$45,808	$41,022	$42,389	$41,569	$42,581

ASSET QUALITY
Gross charge-offs	$328	$192	$178	$316	$621	$1,014	$1,389
Net charge-offs (recoveries)	275	178	164	283	615	900	1,264
Allowance for loan losses	4,082	4,116	4,054	4,028	4,031
Nonperforming assets (NPAs)	3,500	4,000	3,974	3,943	4,626
Net charge-off/average loans ratio	0.34%	0.22%	0.21%	0.36%	0.77%	0.28%	0.40%
Allowance for loan losses/period-end loans	1.26	1.31	1.28	1.25	1.28
NPAs/loans and other real estate	1.08	1.27	1.25	1.22	1.47
Allowance for loan losses/nonperforming loans	116.96	117.77	115.30	102.93	87.84

CAPITAL & LIQUIDITY
Period-end tangible equity to assets	8.01%	10.33%	10.38%	10.23%	9.90%
Average equity to assets	9.33	10.84	10.80	10.49	10.49
Average equity to loans	15.46	15.60	15.13	14.82	15.13
Average loans to deposits	75.78	90.07	91.77	91.44	91.15

AVERAGE BALANCES
Assets	$530,049	$454,685	$448,205	$451,666	$454,657	$471,329	$445,649
Earning assets	502,198	431,271	424,925	428,686	431,661	446,929	422,996
Loans	319,852	315,750	319,906	319,646	315,348	318,781	313,549
Deposits	422,094	350,577	348,601	349,574	345,962	367,865	334,073
Shareholders’ equity	49,454	49,265	48,389	47,387	47,703	48,674	47,081

ENDING BALANCES
Assets	$551,233	$457,849	$449,552	$445,361	$457,056
Earning assets	522,410	435,806	427,281	422,793	434,876
Loans	324,182	313,980	316,581	322,017	315,647
Deposits	443,553	354,856	347,258	348,209	353,491
Shareholders’ equity	49,429	49,191	48,538	47,457	47,154

NOTES:

(a) —	Net Interest income on a fully tax-equivalent (“FTE”) basis restates interest on tax-exempt securities and loans as if such interest were subject to federal income tax at the statutory rate. Net interest income on an FTE basis differs from net interest income under U.S. generally accepted accounting principles.

CSB BANCORP, INC.

CONSOLIDATED BALANCE SHEETS

(Unaudited)

dollars in thousands, except per share data

	December 31,	December 31,
	2011	2010
ASSETS
Cash and cash equivalents
Cash and due from banks	$12,519	$9,798
Interest-earning deposits in other banks	69,739	38,497
Federal funds sold	—	65

Total cash and cash equivalents	82,258	48,360
Securities
Available-for-sale, at fair-value	123,026	75,204
Restricted stock, at cost	5,463	5,463

Total securities	128,489	80,667
Loans held for sale	—	—
Loans	324,182	315,647
Less allowance for loan losses	4,082	4,031

Net loans	320,100	311,616
Goodwill and core deposit intangible	5,762	2,131
Bank owned life insurance	3,068	2,961
Premises and equipment, net	8,513	7,878
Accrued interest receivable and other assets	3,043	3,443

TOTAL ASSETS	$551,233	$457,056

LIABILITIES AND SHAREHOLDERS’ EQUITY
Liabilities
Deposits:
Noninterest-bearing	$85,890	$69,151
Interest-bearing	357,663	284,340

Total deposits	443,553	353,491
Short-term borrowings	37,073	32,018
Other borrowings	19,161	22,909
Accrued interest payable and other liabilities	2,017	1,484

Total liabilities	501,804	409,902

Shareholders’ equity
Common stock, $6.25 par value. Authorized 9,000,000 shares; issued 2,980,602 shares in 2011 and 2010	18,629	18,629
Additional paid-in capital	9,994	9,994
Retained earnings	24,391	22,673
Treasury stock at cost—245,803 shares in 2011 and 2010	(5,015)	(5,015)
Accumulated other comprehensive income	1,430	873

Total shareholders’ equity	49,429	47,154

TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$551,233	$457,056

CSB BANCORP, INC.

CONSOLIDATED STATEMENTS OF INCOME

(Unaudited)

dollars in thousands, except per share data

	Quarter ended December 31,		Year ended December 31,
	2011	2010	2011	2010
Interest and dividend income:
Loans, including fees	$4,232	$4,340	$16,977	$17,311
Taxable securities	729	585	2,538	2,648
Nontaxable securities	111	97	421	354
Other	39	25	82	77

Total interest and dividend income	5,111	5,047	20,018	20,390

Interest expense:
Deposits	710	868	2,864	3,509
Other	189	279	814	1,311

Total interest expense	899	1,147	3,678	4,820

Net interest income	4,212	3,900	16,340	15,570
Provision for loan losses	240	239	950	1,235

Net interest income after provision for loan losses	3,972	3,661	15,390	14,335

Non-interest income
Service charges on deposits accounts	324	276	1,134	1,126
Trust services	173	253	677	655
Securities gains (losses), net	0	0	237	148
Gain on sale of loans	65	89	219	242
Other	358	280	1,241	1,104

Total non-interest income	920	898	3,508	3,275

Non-interest expenses
Salaries and employee benefits	2,047	1,780	7,459	6,880
Occupancy expense	259	199	890	808
Equipment expense	154	121	524	497
Franchise tax expense	145	131	550	536
Professional and director fees	176	174	713	631
Federal deposit insurance	99	69	352	486
Amortization of intangible assets	33	16	78	63
Other expenses	835	673	3,043	2,645

Total non-interest expenses	3,748	3,163	13,609	12,546

Income before income tax	1,144	1,396	5,289	5,064
Federal income tax provision	324	440	1,602	1,568

Net income	$820	$956	$3,687	$3,496

Net income per share:
Basic	$0.30	$0.35	$1.35	$1.28

Diluted	$0.30	$0.35	$1.35	$1.28

Note: Certain prior year balances have been reclassified to conform to the current year presentation.